Exhibit 99.1
Crimson Exploration Inc. Provides Operations Update
Houston, TX – (BUSINESS WIRE) – October 6, 2010 - Crimson Exploration Inc. (NasdaqGM: CXPO) today announced the recent completion of the Catherine Henderson A-8 well (66% WI) in Liberty County, TX.  The well is completed in the Upper Cook Mountain at a depth of approximately 13,500 feet and is producing at a gross rate of 6.9 million cubic feet of natural gas per day, 445 barrels of condensate per day, and 565 barrels of natural gas liquids per day, or approximately 13.0 Mmcfepd, on a 11/64 choke with flowing tubing pressure of 6,910 psi.  The A-8 well encountered approximately 110’ net pay and is the last planned well in the Liberty County area for 2010.  To date, our Liberty County Cook Mountain drilling program has resulted in 4 discoveries, including our original Catherine Henderson A-6 well, which combined produce at a gross rate of 20.6 million cubic feet of natural gas per day, 1,200 barrels of condensate per day, and 1,730 barrels of natural gas liquids per day, or approximately 38.2 Mmcfepd (18.5 Mmcfepd, net).  We are currently planning a 3-4 well Liberty County drilling program in 2011.

In Bee County, TX, the Windham #1H (20% WI), targeting the Eagle Ford Shale, has reached a total measured depth of 19,129 feet, including a 6,200 foot lateral, with completion operations scheduled to begin in late October.  Based on the results of the Windham #1H, the rig was moved approximately 2.5 miles to the southeast to spud the Born #1H (20% WI), also targeting the Eagle Ford Shale.  The Born is currently drilling at a depth of 13,600 feet toward a total measured depth of 17,580 feet, including a planned 4,200 foot lateral.  The Bee County wells will be completed sequentially after the conclusion of drilling on the Born well, and are expected to be finalized in the fourth quarter.  Petrohawk Energy Corporation is the operator on both wells.

In East Texas, the performance on the Grizzly #1 well continues to support the benefit of restricted rate and drawdown on Estimated Ultimate Recovery.  The Grizzly well has been on production for approximately 60 days and produced over 600 Mmcf.  The latest flow rate is 8.0 Mmcfpd at a flowing tubing pressure of 8,100 psi on a 15/64 choke.

In our Bruin Prospect Area in San Augustine County, TX, the Gobi #1 (70% WI) was drilled to a total measured depth of 18,000 feet, with a 4,400 foot lateral in the Mid-Bossier Shale.  Completion operations, including plans for 14 frac stages, are expected to begin late October, with first production expected in November.  This well is Crimson’s second operated well and third overall, in the Bruin Prospect.

In our Fairway Farms Prospect Area in San Augustine County, TX, completion operations in the Mid-Bossier are expected to begin in mid-October on the Halbert Trust #1 (29% WI), operated by Eagle Oil & Gas, with initial production in November.

In our Tiger Prospect Area in Sabine County, TX, the Bengal #1 (37.5% WI) is currently drilling at a depth of 12,100 feet.  The well is expected to reach a total measured depth of 18,500 feet, including a 4,500 foot lateral in the Mid-Bossier, by mid-fourth quarter, with completion operations to commence immediately thereafter.  This is Crimson’s first well in the

Tiger Prospect Area and Crimson is the operator.  Upon completion of the drilling operations at Bengal, the rig will move back to the Bruin Prospect Area in San Augustine County.

Mr. Allan D. Keel, Crimson’s President and CEO, commented “Crimson’s 2010 drilling successes in our Liberty County conventional asset base and in the Haynesville and Mid-Bossier Shale, combined with increased production from our workover program, have been the catalysts for the increase in our average daily production from 30 mmcfepd in the first and second quarters of this year to approximately 45 mmcfepd today, with four new wells scheduled for initial production during the fourth quarter.” Mr. Keel also noted, “We believe that our large inventory of high quality drilling projects in proven areas positions us for continued growth in production and reserves for years to come.”

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States.  The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 9,300 net acres in the prospective Eagle Ford play in South Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control.  Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2009, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
   E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.